Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in pre-effective amendment No. 1 of Registration Statement No. 333-265988 of Seacoast Banking Corporation of Florida on Form S-4 of our report dated February 25, 2022, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Seacoast Banking Corporation of Florida for the year ended December 31, 2021, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Fort Lauderdale, Florida

August 30, 2022